Exhibit 99


                      [LETTERHEAD OF SUNAMERICA INC.]

Contact:

         Karel Carnohan
         Vice President
         Investor Relations
         (310) 772-6535


                SUNAMERICA INC.'S TRUST SUBSIDIARY EXTENDS
                      PREFERRED STOCK EXCHANGE OFFER

LOS ANGELES, MAY 26, 1995 -- SunAmerica Capital Trust I ("Trust"), a statutory business trust established by SunAmerica Inc., announced today that its Offer to Exchange its 9.95% Trust Originated Preferred Securities(SM) (TOPrS(SM)) for up to 5,500,000 outstanding shares of 9 1/4% Preferred Stock, Series B ("Series B Preferred") of SunAmerica Inc. has been extended until 5:00 p.m., New York City time, on Monday, June 5, 1995. In addition, the Trust announced that the condition that a minimum of 2,810,000 shares of Series B Preferred are tendered in the Offer was reduced to 1,750,000 shares of Series B Preferred. All other terms of the Offer remain unchanged. As of 5:00 p.m., New York City time, on May 25, 1995, approximately 2,042,500 shares of the Series B Preferred had been tendered in the Offer.

The Offer is being made only by means of, and under the terms and conditions set forth in, SunAmerica's Offering Circular/Prospectus dated April 27, 1995. As a result of the extension, the Offer, the proration period and the withdrawal rights will now expire at 5:00 p.m., New York City time, on Monday, June 5, 1995.

Merrill Lynch & Co. is acting as the sole dealer manager in connection with the exchange offer. For more information, contact Merrill Lynch at 800-937-0531 or 212-449-4906, or Georgeson & Company, the information agent for the exchange offer, at 800-223-2064.

SunAmerica Inc. is a financial services company specializing in the sale of long-term savings products and investments to the expanding pre-retirement savings market. As of March 31, 1995, the company held $25 billion of assets, including those on its balance sheet, and those off its balance sheet in mutual funds and in retirement trust accounts.